Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
James R. Heslop, II Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3219 JHeslop@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Announces Chief Executive Officer Transition

Ronald L. Zimmerly, Jr. Appointed Chief Executive Officer on January 1, 2024

James R. Heslop, II to Retire as Chief Executive Officer

MIDDLEFIELD, OHIO, November 14, 2023 t t t t Middlefield Banc Corp. (NASDAQ: MBCN) today announced the Company has appointed Ronald L. Zimmerly, Jr. as Chief Executive Officer, succeeding James R. Heslop, II. Mr. Zimmerly, currently President and Director of Middlefield Banc Corp. (“Middlefield” or the “Company”) and The Middlefield Banking Company (the “Bank”), will assume the role of Chief Executive Officer of both entities on January 1, 2024, upon Mr. Heslop’s retirement. Mr. Heslop will resign from the Middlefield Banc Corp. Board of Directors on December 31, 2023. The Company’s Board of Directors has taken action to reduce the size of its Board of Directors from 13 to 12 effective on December 31, 2023.

William J. Skidmore, Chair of the Board of Middlefield Banc Corp., stated, “Ron is a proven leader who brings over 35 years of experience as an active member of the Ohio community banking industry. As President of Middlefield and the former Chief Executive Officer of Liberty Bancshares, Ron has the requisite skill set to ensure a seamless transition and continue our legacy of strong financial and operating performance. For over 120 years, Middlefield has focused on providing its Ohio communities with financial solutions and expert guidance that are tailored to meet our customers’ needs. Ron exemplifies these core values that have guided Middlefield’s success, and I am thrilled to announce Ron as the Company’s new Chief Executive Officer.”

Mr. Zimmerly joined Middlefield as President following the acquisition of Liberty Bancshares, Inc. on December 1, 2022. Prior to joining Middlefield, Mr. Zimmerly was the President and Chief Executive Officer of Liberty Bancshares, Inc. from 2010 to 2022. Mr. Zimmerly currently serves on the Board of the Hardin County Foundation Board of Directors, 2024 Chairman-Elect of the Ohio Bankers League and as a Board member of the Ohio Bankers Benefits Trust Board. In 1986, Mr. Zimmerly graduated from The Ohio State University with a Bachelor of Science Degree in Agriculture Economics, with a specialization in Finance. Mr. Zimmerly completed the Graduate School of Banking in Madison, Wisconsin.

Mr. Skidmore continued, “On behalf of the Board and everyone at Middlefield, I want to thank Jim for his service and commitment to Middlefield Banc Corp. and The Middlefield Banking Company over the past 27 years. During this period, Jim has played a key role in Middlefield’s growth, which has seen the Company’s assets increase to $1.79 billion at September 30, 2023. Most recently as Chief Executive Officer, Jim has successfully led the Company through the integration of the Liberty Bancshares acquisition. On behalf of Middlefield’s employees, management team, and Board of Directors, I want to thank Jim for his dedication and service. We wish Jim and his family the best on his much-deserved retirement.”

Mr. Zimmerly commented, “Middlefield has a legacy of success as a result of its commitment to the communities, customers, employees, and shareholders the Bank serves. I believe this dedication supports a powerful foundation that will drive our future performance. In addition, Middlefield has assembled a strong team of proven bankers and leaders, and I am honored to lead Middlefield as Chief Executive Officer. I believe the opportunities to create value for Middlefield are immense as we bring our community-oriented banking approach to more customers across our Northeast, Central and Western Ohio markets.”

About Middlefield Banc Corp.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is the bank holding company of The Middlefield Banking Company, with total assets of $1.79 billion at September 30, 2023. The Bank operates 21 full-service banking centers and an LPL Financial® brokerage office serving Ada, Beachwood, Bellefontaine, Chardon, Cortland, Dublin, Garrettsville, Kenton, Mantua, Marysville, Middlefield, Newbury, Orwell, Plain City, Powell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio.

Additional information is available at www.middlefieldbank.bank

FORWARD-LOOKING STATEMENTS

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.